Exhibit 99.1

To:	Directors and Executive Officers of BankAtlantic Bancorp, Inc.

From:	Alan B. Levan, Chairman and Chief Executive Officer

Date:	February 8, 2006

Re:	Notice of Early Termination of Blackout Period under 401(k) Plan

     As you know, we instituted a blackout period with respect to the BankAtlantic Security Plus Plan (the “401(k) Plan”) in connection with the transition of accounts and records to Schwab Retirement Plan Services, Inc., the 401(k) Plan’s new investment and service provider. As I previously advised you, during the blackout period under the 401(k) Plan you were generally prohibited under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations from effecting transactions in shares of the Company’s Class A Common Stock that you received in connection with your service or employment as a director or executive officer. The blackout period commenced on January 21, 2006 and was expected to end the week of February 19, 2006.
     Schwab Retirement Plan Services, Inc. has notified the Company that the transition was completed sooner than expected and, as such, the blackout period will terminate on February 9, 2006. Accordingly, the restrictions regarding your ability to effect transactions in shares of the Company’s Class A Common Stock as a result of the 401(k) Plan blackout period are likewise terminated effective as of February 9, 2006.
     Any inquiries with respect to this notice should be directed to:
James A. White
Chief Financial Officer
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
954-940-5015